UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 27, 2010

UNIVERSAL HEALTH REALTY INCOME TRUST

(Exact name of registrant as specified in its charter)

Maryland	1-9321	23-6858580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Universal Corporate Center 367 South Gulph Road King of Prussia, Pennsylvania	19406
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 265-0688

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

A.	Recently Enacted Legislation

The following description of certain material federal income tax consequences related to the ownership and disposition of common shares of beneficial interest, par value $0.01 per share (our “shares”), of Universal Health Realty Income Trust (the “Trust”), replaces and supersedes prior descriptions of the federal income tax treatment of the Trust and its shareholders to the extent that they are inconsistent with the description contained in this Current Report on Form 8-K:

On March 18, 2010, the President signed into law the Hiring Incentives to Restore Employment Act of 2010 (the “HIRE Act”). The HIRE Act imposes a U.S. withholding tax at a 30% rate on dividends and proceeds of sale in respect of our shares received by U.S. holders who own their shares through foreign accounts or foreign intermediaries and certain non-U.S. holders if certain disclosure requirements related to United States accounts or ownership are not satisfied. If payment of withholding taxes is required, non-U.S. holders that are otherwise eligible for an exemption from, or reduction of, United States withholding taxes with respect to such dividends and proceeds will be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld. These new withholding rules are generally effective for payments made after December 31, 2012.

On March 30, 2010, the President signed into law the Health Care and Education Reconciliation Act of 2010 (the “Reconciliation Act”). The Reconciliation Act will require certain U.S. holders who are individuals, estates or trusts and whose income exceeds certain thresholds to pay a 3.8% Medicare tax on, among other things, dividends on and capital gains from the sale or other disposition of stock, subject to certain exceptions. This tax will apply for taxable years beginning after December 31, 2012.

Holders of our shares should consult their tax advisors regarding the effect, if any, of the HIRE Act and the Reconciliation Act on their ownership and disposition of our shares.

B.	Regulatory Update of Southwest Healthcare System (“SWHCS”)

Universal Health Services, Inc. (“UHS”) recently advised the Trust that SWHCS, a wholly-owned subsidiary of UHS which operates Rancho Springs Medical Center (the real property of which is not owned by the Trust) and Inland Valley Regional Medical Center (“Inland Valley”, the real property of which is owned by the Trust) in Riverside County, California, received notification from the Centers for Medicare and Medicaid Services (“CMS”) that it intended to effectuate the termination of SWHCS’s Medicare provider agreement effective June 1, 2010. At that time, SWHCS commenced discussions with officials from CMS regarding an agreement in an effort to resolve the provider agreement termination action.

UHS has advised the Trust that SWHCS has entered into an agreement with CMS which will abate the termination action scheduled for June 1, 2010. The agreement is up to one year in duration and requires SWHCS to engage independent experts in various disciplines to analyze and develop implementation plans for SWHCS to meet the Medicare conditions of participation.

At the conclusion of the agreement, CMS will conduct a full certification survey to determine if SWHCS has achieved substantial compliance with the Medicare conditions of participation. During the term of the agreement, SWHCS will remain eligible to receive reimbursements from Medicare for services rendered to Medicare beneficiaries.

SWHCS received notification from the California Department of Public Health (“CDPH”) indicating that it planned to initiate a process to revoke SWHCS’s hospital license. SWHCS has recently received the formal document initiating the revocation action. UHS has advised us that SWHCS will appeal CDPH’s action and SWHCS will remain operational pending the appeal. CDPH has previously indicated its willingness to rescind this revocation should SWHCS demonstrate its ability to meet all state licensing requirements. SWHCS is currently engaged in pursuing a resolution of this action with CDPH, however, there can be no assurance it will be able to do so. Failure to resolve this matter could have a material adverse effect on UHS and, in turn, the Trust. While the base rentals on Inland Valley are guaranteed by UHS through the end of the existing lease term (December, 2011), should this matter adversely impact the future revenues and/or operating results of SWHCS, the future bonus rental earned by the Trust on Inland Valley, and the underlying value of the property, may be materially adversely impacted.

The foregoing paragraphs under the heading “Regulatory Update of Southwest Healthcare System” contain forward-looking statements based on current management expectations. Many of the factors related to these issues are beyond the Trust’s ability to control or predict. These statements are subject to risks and uncertainties. Readers should not place undue reliance on such forward-looking statements, which reflect management’s view only as of the date hereof. The Trust undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL HEALTH REALTY INCOME TRUST

Date: May 27, 2010

	By:	/s/ Alan B. Miller
	Name:	Alan B. Miller
	Title:	Chairman of the Board, Chief Executive Officer and President

	By:	/s/ Charles F. Boyle
	Name:	Charles F. Boyle
	Title:	Chief Financial Officer